Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into effective as of May 1, 2020 (the “Effective Date”), by and between Sigma Labs, Inc., a Nevada corporation (the “Company”), and John Rice (“Consultant”).

WHEREAS, prior to April 30, 2020, Consultant served as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company;

WHEREAS, as of April 30, 2020, the Company has appointed Mark K. Ruport, the Company’s Executive Chairman prior to April 30, 2020, as the Company’s President and Chief Executive Officer;

WHEREAS, the Company wishes to retain Consultant as the Chairman of the Board and the Company wishes to engage Consultant to provide, among other services (outside of Consultant’s capacity as a director of the Company) to be determined by the Company’s Chief Executive Officer, advice regarding the structure of certain financial and other strategic transactions involving the Company, on an as-needed basis (the “Services”);

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1. Resignation from Officer Positions; Amounts Owed; Chairman of the Board (non-executive).

(a) Effective as of April 30, 2020, Consultant resigned from his positions as President, Chief Executive Officer, principal executive officer and any and all other officer roles with the Company.

(b) On or prior to the Effective Date, the Company paid Consultant all accrued but unpaid salary, and all accrued and unused vacation time and PTO earned through April 30, 2020, in each case subject to standard payroll deductions and withholdings. Consultant acknowledges and agrees that as of April 30, 2020, Consultant’s accrued and unpaid salary totals $0.00 and Consultant has accrued $1,987.18 of unused vacation time and has accrued $6,706.73 of PTO (under the Company’s PTO policy in effect prior to January 1, 2019). Consultant acknowledges that, except as expressly provided in this Agreement, Consultant has not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits, with the exception of any vested benefits Consultant may have under the express terms of a 401(k) account.

(c) Consultant will continue to serve as Chairman of the Board of Directors and as a Class I Director, with a term expiring at the Company’s 2021 annual meeting of stockholders, and will be entitled to be compensated as a non-employee director (on a pro-rata basis for 2020 based on the partial year during which Consultant will serve as a non-employee director) under the Company’s director compensation program, as may be adjusted from to time for all non-employee directors.

2. Consulting Relationship. During the term of this Agreement, Consultant will provide the Services as requested by the Chief Executive Officer of the Company on the Company’s behalf and as agreed to by Consultant. The Company shall not control the manner or means by which Consultant performs the Services. Unless otherwise agreed in writing, Consultant shall furnish, at Consultant’s own expense, the equipment, supplies and other materials used to perform the Services. The Services shall be non-exclusive.

3. Fees. The Company shall pay Consultant $460.00 per hour plus applicable NM Gross Receipts tax for the Services rendered that are requested by the Chief Executive Officer of the Company and performed by Consultant; provided, however, that the minimum amount to be paid to Consultant for Services requested by the Chief Executive Officer and performed by Consultant with respect to a calendar month during the term of this Agreement is $2,000.00 as to such month. The Company shall pay all undisputed fees within thirty (30) days after the Company’s receipt of each invoice submitted by Consultant. Consultant acknowledges that Consultant will receive an IRS Form 1099-MISC from the Company with respect to the fees, and that Consultant shall be solely responsible for all federal, state and local taxes other than applicable NM Gross Receipts tax.

4. Expenses. Consultant is responsible for all “overhead” expenses necessary for providing the Services, including office, rent, internet, phone, fax and other office related supplies, fees and services. Consultant shall not be authorized to incur any expenses on behalf of the Company, except such expenses otherwise approved in writing in advance by the Company. Consultant shall submit evidence of payment and related invoices for all approved expenses prior to reimbursement. Company shall reimburse all reasonable out-of-pocket “travel” expenses incurred by Consultant in the event that the Company asks Consultant to travel for the Company in connection with the Services.

5. Option; Securities: Subject to Consultant entering into the Company’s standard-form nonqualified stock option agreement with respect to the option (“Option”) granted pursuant to this Agreement, on the Effective Date (the “Option Grant Date”), the Company shall grant Consultant a non-qualified Option to purchase up to 16,044 shares of common stock of the Company. The Option shall be fully vested on the Option Grant Date and shall have an exercise price equal to the closing price of the Company’s common stock on the Option Grant Date. The Option shall expire on the day before the fifth anniversary of the Option Grant Date, except that the Option shall expire 90 days after the later of the date that Consultant is no longer a director of the Company or this Agreement is terminated, and except that the Option is subject to early termination upon the occurrence of a Corporate Transaction upon the terms described in the Company’s 2013 Equity Incentive Plan. In the event of any stock split, reverse stock split or stock dividend after the date hereof, the number of shares of the Company’s common stock underlying the Option, and the exercise price of the Option shall be appropriately adjusted for any such stock split, reverse stock split or stock dividend. The issuance of shares of the common stock of the Company pursuant to the Option is conditioned upon, and is subject to, the existence of available shares of common stock under the Company’s 2013 Equity Incentive Plan, as amended from time to time, or under any successor equity incentive plan. The stock options that have been previously granted to Consultant that are described in the Company’s filings with the Securities Exchange Commission shall continue to remain outstanding in accordance with the terms of the applicable stock option agreements and the words “employed by the Company or any of its subsidiaries” in the first sentence of Section 6 of such option agreements shall be deemed to be replaced with the words “a director or consultant of the Company”. Effective as of the Effective Date, the 969 shares of the Company’s common stock granted to Consultant on April 10, 2020 are hereby forfeited. The Company has no obligation to issue any equity securities to Consultant other than as set forth herein.

6. Independent Contractor. The parties acknowledge and agree that Consultant is an independent contractor of the Company and neither Consultant nor Company is the legal representative, agent, joint venture, partner, or employee of the other party for any purpose whatsoever in connection with Consultant’s performance of the Services. Neither party has any right or authority to assume or create any obligations of any kind or to make any representation or warranty on behalf of the other party, whether express or implied, or to bind the other party in any respect whatsoever. Consultant shall not be eligible for any of Company’s employee benefits and Consultant shall waive any and all rights thereto. Consultant is not, and will not be considered, an employee with regard to any laws concerning Social Security, disability insurance, unemployment or workers’ compensation, federal, state, or local income tax withholding at local source, or any other laws, regulations, or orders relating to employees, vacation or sick pay, health and welfare benefits, profit sharing, employee stock option or stock purchase plans. This section is intended to apply to Consultant’s capacity as a consultant of the Company.

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7. Term and Termination. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2020, provided that either party may terminate this Agreement at such party’s sole discretion upon fifteen (15) days’ prior written notice to the other party.

8. Effect of Termination. Upon termination of this Agreement: (a) the Company shall pay immediately upon the effective date of termination, all undisputed amounts owing to, and invoiced by, Consultant for the Services completed prior to the termination date, and related approved expenses, if any, in accordance with the provisions of Sections 3 and 4 (Fees and Expenses); (b) the parties shall meaningfully consult on any remaining work to be performed, as the Company deems necessary in its sole discretion; and (c) Consultant shall promptly return to the Company, or permanently erase or destroy, at the Company’s option, all tangible documents and materials (and any copies) containing, reflecting or based on confidential information of the Company in connection with the Services performed hereunder. Section 7 (Term and Termination), and Section 10 (Confidentiality) shall survive termination of this Agreement.

9. Intellectual Property Rights. All processes, trademarks, inventions, improvements, discoveries and other information (collectively, “developments”) directly related to the business of the Company conceived or developed by Consultant as part of the Services, alone or with others during the term of this Agreement, whether or not during regular working hours or through the use of material or facilities of the Company, shall be the sole and exclusive property of the Company, and upon request Consultant shall deliver to the Company all drawings, sketches, models and other data and records relating to such development. In the event any such development shall be deemed by the Company to be patentable, Consultant shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all other things necessary or proper to obtain letters patent and invest the Company with full title thereto.

10. Confidentiality. Consultant shall at no time, either during the term of this Agreement or after the term of this Agreement, use or disclose to any person, directly or indirectly, any confidential or proprietary information concerning the business of the Company, including, without limitation, any business secret, trade secret, financial information, software, internal procedure, business plan, marketing plan, pricing strategy or policy or customer list, except to the extent that such use or disclosure is (a) necessary to the performance of the Services during the term of this Agreement, (b) required by an order of a court of competent jurisdiction, or (c) authorized in writing by the Company’s Chief Executive Officer. The prohibition that is contained in the preceding sentence shall not apply to any information that is or becomes generally available to the public other than through a disclosure by Consultant or by a person acting in concert with Consultant. Within five days after the termination of this Agreement, Consultant shall return to the Company all memoranda, notes and other documents in your possession or control that relate to the confidential information of the Company. Upon the Company’s request, Consultant agrees to execute and deliver to the Company any form of confidentiality agreement that the Company requires generally from its service providers. Consultant understands that, notwithstanding the foregoing limitations on the disclosure of trade secrets, Consultant cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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11. Entire Understanding. This Agreement sets forth the entire understanding of Consultant and the Company with respect to the matters contained herein in connection with the Services. Nothing in this Agreement is intended to limit Consultant’s duties in Consultant’s capacity as a director of the Company.

12. Governing Law. This Agreement shall be interpreted under the internal laws of the State of New Mexico.

13. Amendment. This Agreement may be amended only by a writing signed by Consultant and by a duly authorized representative of the Company.

14. Assignment. This Agreement may not be assigned by Consultant without the Company’s prior written consent.

(Signature page follows)

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IN WITNESS WHEREOF, both the Company and Consultant have executed this Agreement as of the date first above written.

Sigma Labs, Inc.

By:	/s/ Mark K. Ruport
Name:	Mark K. Ruport
Title:	Chief Executive Officer

/s/ John Rice
John Rice

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